Exhibit 99.1

McEwen Copper Closes ARS $42 Billion Investment by Stellantis

TORONTO, Oct. 11, 2023 (GLOBE NEWSWIRE) -- McEwen Copper Inc., a subsidiary of McEwen Mining Inc. (NYSE: MUX) (TSX: MUX), is pleased to announce the closing of an additional ARS $42 billion investment by Stellantis, one of the world’s leading automakers and mobility providers with iconic brands including Abarth, Alfa Romeo, Chrysler, Citroën, Dodge, DS Automobiles, Fiat, Jeep®, Lancia, Maserati, Opel, Peugeot, RAM, Vauxhall, Free2Move and Leasys.

Stellantis N.V. (“Stellantis”), which in February 2023 invested ARS $30 billion, has today invested an additional ARS $42 billion in Argentina to acquire shares of McEwen Copper in a private placement of 1,900,000 common shares. The proceeds of the private placement will be used to advance development of the Los Azules copper project in San Juan, Argentina, and for general corporate purposes.

Giving effect to the pending investment by Nuton LLC, also announced today, Stellantis increases its ownership to 19.4% of McEwen Copper and McEwen Mining owns 47.7% on a fully diluted basis. The Transaction values McEwen Copper at approximately US$800 million.

In connection with the Transaction, McEwen Copper and certain of its affiliates amended the Investor Rights Agreement with Stellantis (the "Stellantis IRA”) and the Copper Cathodes and Concentrates Purchase Rights Agreement (the “CCCPRA”), further described below.

The Stellantis IRA was amended to make the Carbon Neutral Commitment by 2038 not contingent on Stellantis maintaining a certain minimum ownership percentage in McEwen Copper. McEwen Copper intends to implement this commitment independent of Stellantis’ involvement in the Los Azules project.

The CCCPRA was amended to provide for a minimum 10,000 tonne per annum copper cathode offtake, subject to certain restrictions and exclusions, and further defined ‘market price’ to be paid by Stellantis on future copper cathode purchases pursuant to the CCCPRA.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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About McEwen Copper

McEwen Copper Inc. holds a 100% interest in the Los Azules copper project in San Juan, Argentina and the Elder Creek project in Nevada, USA.

Los Azules was ranked in the top 10 largest undeveloped copper deposits in the world by Mining Intelligence (2022). Its current copper resources are estimated at 10.9 billion pounds at a grade of 0.40% Cu (Indicated category) and an additional 26.7 billion pounds at a grade of 0.31% Cu (Inferred category). A PEA published in June 2023 estimated a $2.7 billion after-tax NPV8% at $3.75/lb Cu and a 27-year mine life.

After closing the Nuton LLC investment, also announced today, McEwen Copper will have 30,937,615 common shares outstanding, and its shareholders are McEwen Mining Inc. 47.7%, Stellantis 19.4%, Nuton 14.5%, Rob McEwen 12.9%, Victor Smorgon Group 3.2%, and other shareholders 2.3%.

About Stellantis

Stellantis N.V. (NYSE: STLA / Euronext Milan: STLAM / Euronext Paris: STLAP) is one of the world’s leading automakers and a mobility provider. Its storied and iconic brands embody the passion of their visionary founders and today’s customers in their innovative products and services, including Abarth, Alfa Romeo, Chrysler, Citroën, Dodge, DS Automobiles, Fiat, Jeep®, Lancia, Maserati, Opel, Peugeot, Ram, Vauxhall, Free2move and Leasys. Powered by our diversity, we lead the way the world moves – aspiring to become the greatest sustainable mobility tech company, not the biggest, while creating added value for all stakeholders as well as the communities in which it operates. For more information, visit www.stellantis.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

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ABOUT MCEWEN MINING

McEwen Mining is a gold and silver producer with operations in Nevada, Canada, Mexico and Argentina. In addition, it owns approximately 47.7% of McEwen Copper which owns the large, advanced stage Los Azules copper project in Argentina. The Company’s goal is to improve the productivity and life of its assets with the objective of increasing its share price and providing a yield. Its Chairman and Chief Owner has personally provided the company with $220 million and takes an annual salary of $1.

WEB SITE
www.mcewenmining.com

CONTACT INFORMATION

150 King Street West
Suite 2800, PO Box 24
Toronto, ON, Canada
M5H 1J9

Relationship with Investors:
(866)-441-0690 Toll free
(647)-258-0395

Mihaela Iancu ext. 320
info@mcewenmining.com

SOCIAL MEDIA
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McEwen Copper
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